Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-281309, 333-273714, 333-269263, 333-258560, 333-225481, 333-211663, and 333-206547) on Forms S-3 and S-8 of our reports dated March 18, 2025, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Charlotte, North Carolina

March 18, 2025